Exhibit 2.12

AFFILIATE RESALE RESTRICTION AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of May 20, 2008 (the “Agreement Date”) is made by and between Kelyniam Global, Inc. a Nevada corporation (the “Company”), and Michelle LynRay, (the “Participant”).

WHEREAS, the Company hereby acknowledges the need to retain non-employee directors by encouraging and enabling the acquisition of a financial interest in the Company by such directors through the issuance of restricted shares of Common Stock of the Company; by providing such directors a stake in the growth and profitability of the Company in order to enable them to represent the viewpoint of other shareholders of the Company more effectively; and to reward them for continuing to provide valuable services to the Company and contributing to the Company’s future success. For the purposes of this Agreement, non-employee director is any person who is a member of the Board of Directors of the Company (the “Board”) and who is not a full-time employee of the Company;

WHEREAS, the purpose of this Agreement is to place a resale limitation restriction on the remaining shares of common stock previously issued to the Participant that have not yet been registered;

WHEREAS, the Board acting in the absence of a Compensation Committee maintains the Participant currently holds a total of 425,000 shares of common stock restricted under Rule 144, in which the Participant had originally purchased 160,000 common shares for her own personal investment in the company, approved in a meeting of the Board held on December 31, 2005, and the Company issued to the Participant 400,000 common shares for an employee stock compensation package approved in a meeting of the Board held on October, 24, 2007, and are hereby available for sale pursuant to the terms of this Agreement;

WHEREAS, this Agreement shall encompass a five year period beginning from the date of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Shares.

(a)           Subject to the terms and conditions set forth in this Agreement, the Company hereby acknowledges the remaining previously issued 425,000 shares of common stock (the “Restricted Shares”) to the Participant.  The Restricted Shares shall vest and become non-forfeitable in accordance with Section 2.

(b)           On March 5, 2008, Participant entered into an agreement with the Company to transfer a total of 135,000 shares of her personal common stock into the Company’s Escrow account; of which 40,000 shares of common stock have been registered on Form SB-2/A with the Securities and Exchange Commission on January 30, 2008, and 95,000 shares of said stock are exempt from registration under the rules and provisions of Rule 144.  It is the intention of Ms. LynRay that the proceeds from the sales of these securities are to be used for financing activities in order to further the Company’s business development by the way of an interest free loan by and between the Company and Ms. LynRay, with payments to be made to Ms. LynRay by the Company from time to time when funds become available and or the Company has a more suitable cash flow.

2.             Vesting.

(a)           As of the date of this Agreement, 135,000 shares of common stock have been registered and fully vested.  425,000 shares of common stock shall vest and become non-forfeitable in accordance with Section 2(b).

(b)           Subject to the Participant’s continued service on the Board and the terms of this Agreement, all of the Restricted Shares outlined hereunder shall become unrestricted from rule 144 (herein “vested”) unconditionally on the fifth (5th) anniversary of the Agreement Date, divided evenly over 5 years, represented as 5 terms of service as a director, at a rate of 85,000 shares of common stock vested per term.

(c)           As soon as practicable following the completion of each term and in compliance with the requirements of Rule 144 as set forth by the Securities and Exchange Commission, the restriction under rule 144 shall be lifted at the Company’s Transfer Agent for the amount of common stock vested for each term.

(d)           If the Participant’s service on the Board is terminated for any reason prior to the fifth (5th) anniversary of the Agreement Date, a pro rata portion of the Restricted Shares shall vest based on the ratio that the number of days the Participant served on the Board since the Agreement Date bears to the full 5 terms of service, and the remaining Restricted Shares, to the extent not then vested, shall be forfeited by the Participant without consideration.

3.             Certificates. The Restricted Shares have been issued by the Company and registered in the Participant’s name and shall remain in the physical custody of the Participant or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2.

4.             Rights as a Shareholder.  The Participant shall be the record owner of the Restricted Shares until or unless such Shares are forfeited pursuant to Section 2 hereof and as record owner shall be entitled to all rights of a common shareholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and the Participant shall receive, when paid, any dividends on all of the Restricted Shares outlined herein as to which the Participant is the record holder on the applicable record date; provided that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 5.

5.             Transferability.  The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of in any manner.

6.             Board Membership.   Nothing contained in this Agreement (i) obligates the Company to retain the Participant as a member of its Board (or employ the Participant in any capacity whatsoever), or (ii) prohibits or restricts the Company from terminating its relationship with the Participant at any time or for any reason whatsoever, with or without cause, and the Participant hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Participant concerning the Participant’s continued membership on its Board or employment of the Participant by the Company.

7.             Adjustments.  If, prior to the time the restrictions imposed by Section 2 on the Restricted Shares outlined herein lapse, there is a change in the outstanding common stock by reason of a stock split, spin-off, stock combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, change in control, or other event, the Board may adjust appropriately the number and kind of shares subject to the Agreement, and make such other revisions to the Agreement as it deems, in good faith, is equitably required.  For the avoidance of doubt, in its sole discretion, the Board may provide, in the event of a change in control, or other similar event, that the Restricted Shares shall, to the extent not then vested or previously forfeited, immediately become fully vested and non-forfeitable.

8.             Withholding.   It shall be a condition of the Participant upon receipt of Restricted Shares that the Participant pay and is held liable for any Federal, state or local income or other taxes required by law to be withheld with respect to such Restricted Shares, or any applicable taxes from capital gains given to the Participant from the sale if her vested shares. The Participant is hereby advised to seek her own tax counsel regarding the taxation of the Restricted Shares previously issued and outlined herein.

9.             Securities Laws.  The previously issued Restricted Shares hereunder and un-restriction of the same as described in Section 2, shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

10.           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company, and any notice to be given to the Participant shall be addressed to her at the address given beneath her signature hereto.  By a notice given pursuant to this Section 10, either party may hereafter designate a different address for notices to be given.  Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of her status and address by written notice under this Section 10.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

11.           Governing Law.  The laws of the State of Nevada shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

12.           Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

KELYNIAM GLOBAL, INC.

Date: May 20, 2008	By:	/s/ James Ketner

James Ketner
President/CEO/Chairman

PARTICIPANT

Date: May 20, 2008	By:	/s/ Michelle LynRay

Michelle LynRay
	Address:	1100 North University Avenue, Suite 135
Little Rock, Arkansas 72207